Exhibit 14

The Code of Ethics of

North American Technologies Group, Inc.

and its Subsidiaries (the “Company”)

Intent

It is the intent of the Company to promote lawful and ethical behavior by all employees and members of the Board of Directors and to ensure that the Company’s business is conducted according to the values of the Company and all applicable rules, regulations and laws.

Applies to

This policy applies to all employees and members of the Board of Directors of the Company.

Guidelines

The Company is committed to conducting its business ethically and with integrity. The ethical conduct of the Company depends on the collective conduct of its directors and employees. This Code of Ethics establishes processes to assist directors and employees in obtaining guidance and resolving questions regarding ethical and compliance issues.

Construction and Implementation

The provisions of this Code are intended to be broadly construed in accordance with the purpose of this Code of Ethics. The Company Board of Directors, or a designated committee thereof, shall be the primary body responsible for implementing these provisions and advising persons as to their application. The Board of Directors has designated a party, the designated ethics official (“DEO”) who will be responsible for the administration of this Code of Ethics. Employees shall refer all questions on the Code of Ethics to the DEO at the telephone number listed below. Any employee may file with the DEO a complaint alleging a violation of this Code and/or request an advisory opinion regarding interpretation of the provisions of this Code and its application. The complaint and/or request shall set forth the facts upon which the complaint and/or request is based. The DEO and/or the Board or designated committee thereof shall be responsible for making a determination and/or rendering an opinion in accordance with the procedures contained in this Code, generally within forty-five (45) days of the request or complaint. If a complaint relates to a Board member, such Board member may not participate in the process of determining whether he/she has a conflict or appearance of a conflict on any matter subject to this Code.

The Ethics Helpline

The Company has engaged the services of an attorney whose only service to the Company is to act as the DEO and who will deal with “possible” Code of Ethics violations. To reach the

DEO the Company has developed a Code of Ethics telephone hotline called the “Ethics Helpline” which allows an employee to report a “possible” Code of Ethics violation without necessarily revealing the identity of the employee or the parties involved. The telephone number is (903) 758-7361 and the email address is guy@gnhlaw.com. For example, if an employee would feel more comfortable in merely reporting that he suspects one or more of his co-employees are involved in what appears to be falsifying credit reports or that a fellow employee is involved in a transaction that may create a conflict of interest with the Company, the employee need only report the suspected Code of Ethics violation and department in which they suspect the activity is occurring.

When calling the Ethics Helpline, the DEO will receive the employee’s call, listen to the employee’s concern and ask questions to better understand the situation. Translation services will be provided when necessary; the employee may be asked to call back when a translator is available.

Following an employee’s submission to the Code of Ethics Helpline, the DEO may prepare a report that documents the employee’s question or concern. The report is routed to the Company’s Chief Executive Officer, Chairman of the Audit Committee, Chief Compliance Officer, if any, and General Counsel. If one of the above named is in the report, they would not receive notification of that report. Specific details regarding resolutions may contain confidential information, not related to the employee, which will not be shared with the employee.

CODE OF ETHICS

A. Compliance with laws, regulations, rules and policies

Each director and employee is expected to be familiar and comply with all of the policies of the Company that apply to his or her position. In addition, a commitment to ethical conduct requires that directors and employees comply with the spirit of the law as well as the letter of the law. It is the duty of each director and employee to know, understand and comply with any laws, regulations, and rules that apply in his/her job. Violating the law can seriously damage the Company’s reputation, subject the Company to liability, and subject the director and employee to personal liability. Questions concerning any legal responsibility should be referred to the Company’s General Counsel. Examples of some significant laws and regulations are:

•	Employee Health and Safety Laws and Regulations (including sexual harassment and/or discrimination);

•	Environmental Laws and Regulations;

•	Electric Safety Requirements;

•	Labor and Employment Laws;

•	Securities Laws;

•	Sarbanes-Oxley Act of 2002;

B. Self Interest

Interested Person Defined. An Interested Person is any director, employee, associate (as defined under Regulation 14a-1 of the Securities Exchange Act of 1934) trustee or agent of the Company, that has a direct or indirect family, social, business or employment relationship or has a significant financial interest in, or an influential position with, the Company.

Conflict of Interest Defined. A Conflict of Interest exists in the case of any proposed contract or business dealings between the Company and an Interested Person. A Conflict of Interest also exists when a Interested Person’s private activities or involvement could reasonably be expected to interfere in any way with the Interested Person’s objectivity or judgment in protecting and promoting the interests of the Company, or when an Interested Person or his/her family members receive improper personal benefits as a result of the Interested Person’s position with the Company.

Action to Be Taken When a Conflict of Interest Exists. The determination of the existence of, and action to be taken with respect to, a Conflict of Interest transaction with an Interested Person shall be made by the entire Board of Directors, except the director who is an Interested Party, or the Audit Committee of the Board of Directors, in accordance with Laws of the State of Delaware and other applicable laws.

Interested Persons are prohibited from:

1. Without the approval of the Audit Committee, accepting employment or engaging in a business (including consulting and similar arrangements or arrangements with competitors) that may constitute a Conflict of Interest.

2. Taking for themselves opportunities that are discovered through the use of the Company property, non-public information (such as processes, programs, software, and business information and plans) about the Company or its businesses, or position, even if developed by the Interested Party either within or outside of the Interested Party’s area of responsibility, or using Company property, information or position for personal gain, or competing with the Company.

3. Taking unfair advantage of any customer, supplier, competitor, or other Company director or employee through manipulation, concealment, abuse of privileged information, misrepresentation of material fact, or any other unfair dealing or practice.

4. Soliciting or demanding or, subject to the further provisions of this Code of Ethics, accepting or agreeing to accept, anything of value from any person in conjunction with the performance of their duties to the Company.

5. Without the approval of the Audit Committee, accepting personal fees, commissions, other compensation paid, or expenses paid or reimbursed from others, not in the usual course of the Company’s business, in connection with any business or transaction involving the Company.

6. Without the approval of the Audit Committee, acting as an Interested Person in a transaction for the Company that constitutes a Conflict of Interest.

7. Purposefully viewing or using confidential information about the Company or its businesses, employees, customers, consumers, or suppliers without a valid business reason, for personal benefit or disclosing such information to others outside of job duties.

8. Misusing the Company’s information technology and electronic message communications system, including accessing or distributing pornographic or other distasteful information or materials containing offensive, sexually explicit or harassing language, sending chain letters, or conducting excessive personal business. See the Company’s Employee Handbook under Internet Usage Policy for a complete discussion of what constitutes a misuse of the Company’s information technology and electronic message communications systems.

9. Permitting the Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost, used, or intercepted in an unauthorized manner. See the Company’s Employee Handbook under Internet Usage Policy for a complete discussion of what constitutes a misuse of the Company’s information technology and electronic message communications systems.

10. Making any political contribution of money or other property on behalf of the Company that would violate federal or state law.

11. Borrowing or accepting money from customers or suppliers unless the customer or supplier is a financial institution that makes such loans in the ordinary course of its business.

12. Without the approval of the Audit Committee, purchasing property, whether real, personal or intangible, from the Company, unless the Company makes a general offer of extraneous Company property to employees on a non-discriminatory basis.

13. Selling property or services to the Company, of more than $1,000 at one time and/or more than $12,000 annually.

14. Engaging or investing in any business that directly or indirectly competes with services provided by the Company, except where such an investment represents insignificant ownership of a publicly traded company, so long as that investment is not based on non-public information.

15. Knowingly benefiting from an error, including, but not limited to, payment of compensation (including incentive plan payments) or travel and entertainment expense reimbursement, without disclosing that error.

16. Doing any of the above actions indirectly through another person.

C. Gifts

A director or employee may accept normal business amenities that facilitate the discussion of business, foster good business relations, or serve some other demonstrable business purpose. Gifts of nominal value may be accepted from present or prospective customers, suppliers, or vendors with whom an employee maintains an actual or potential business relationship, but generally must not exceed, in the aggregate, $1,200 in value, from any one individual/entity in any one calendar year unless approval is obtained from the DEO. A director or employee may not accept discounts and price reductions not generally available to all parties. The term “gift” does not include any discounts or programs that are available to all directors and employees under a general offer that has been approved by the Company’s DEO.

Further, directors and employees are expressly prohibited from soliciting, demanding or accepting anything of value with the intent to be influenced or rewarded in connection with any business transaction or relationship involving the Company.

A director or employee may provide a present or prospective customer, supplier, or vendor with gifts that are reasonable and customary for the occasion. No lavish gifts may be provided. In addition, gift giving between directors and employees for business purposes is prohibited (this does not apply to formal referral, incentive, recognition or compensation programs).

D. Entertainment

A director acting on behalf of the Company, or an employee, may accept reasonable entertainment from a present or prospective customer, supplier or vendor and the customer, supplier or vendor may pay for the entertainment subject to the following limitation: The value of such entertainment may not exceed, in the aggregate, $1,200 per calendar year unless the customer or vendor is present. For purposes of this Code of Ethics, “reasonable entertainment” means entertainment, the purpose of which is to hold bona fide business discussions, and for which the expense would have been reimbursed by the Company as a reasonable business expense if the Company had undertaken to provide the entertainment for the customer or supplier.

If there is any question about the propriety or reasonableness of any entertainment, such as when the host will not be present, the employee should secure the approval of the DEO. The approval of the employee’s immediate supervisor and DEO is also required for any entertainment in excess of $500 in value if the customer, supplier or vendor is not present or for any gift in excess of $500 in value.

The Chief Executive Officer will, from time to time, designate in writing certain employees who have authority to entertain present or prospective customers, suppliers, or vendors. The Company will bear the expense for reasonable meals and entertainment for such present or prospective customers, suppliers, or vendors. However, each such designated employee is not permitted to engage in lavish entertainment or entertainment that is not reasonable or customary in the Company’s type of business.

E. Loans / Personal Finances

No loans shall be made to any director or employee, except to a director or employee through an authorized 401(k) Plan loan.

F. Holding Office/Appointments

1. Before an employee may become a director or partner of any non-family owned business organized for profit, written approval of the Audit Committee is required. If such service is on behalf of the Company, the employee must turn over all compensation received by the employee for such service to the Company other than reimbursement of out-of-pocket expenses.

2. Employees are encouraged to participate in organizations that are involved in charitable, educational, or community activities, and no approval is needed for involvement with such organizations. Employees may receive indemnification or insurance protection from the Company for such activities if they are not of a personal nature.

3. Employees are allowed to participate in federal, state and local community political activities. The Company will do what is reasonable to accommodate employees who need to be away from work while running for or holding political office, or fulfilling significant party duties during a campaign or election. The Company will not pay employees for time off for political activity. When an employee seeks a political office, the employee must obtain an opinion from the political entity’s legal counsel stating that the employee’s candidacy is not prohibited and that the employee’s election or appointment will not bar the political entity from doing business with the Company.

4. If prior to the next Certification Period (defined below), the employee’s responsibilities within the Company change, the employee must repeat any required approval process with the new supervisor and DEO even though a position/appointment was approved by the employee’s former supervisor and the DEO.

G. Internal Accounting Controls

It is the legal responsibility of the Company to develop and maintain systems of internal accounting controls that permit the preparation of its financial statements in accordance with applicable laws, rules, and accounting principles.

No one shall, directly or indirectly, knowingly falsify or cause to be falsified any book, record or account of the Company. This includes expense accounts, approval of invoices submitted by vendors, records of transactions with customers, records of disposition of Company assets, records of consumers, or any other record.

An employee should never feel pressured to enter false or misleading financial entries in the Company’s books and records. Employees may not interfere with or improperly influence any audit of the Company’s financial statements. The intentional manipulation of financial data violates company policy and the law, and is considered fraud. Violations may lead to termination and/or prosecution.

Any employee who is concerned about an account or auditing matter involving the Company that the employee believes is questionable may anonymously call the Ethics Helpline or the DEO to provide specific information regarding the matter. The call will be treated confidentially. The Company’s policy prohibits retaliation, in any form, against an employee who reports in good faith any matter of ethical concern.

Any employee who becomes aware, directly or indirectly, of inadequate controls, a failure of controls, or a circumvention of controls, or that transactions, or other items, are improperly recorded on the Company’s books or records, must promptly report the situation to the Chief Executive Officer, Chairman of the Audit Committee and the DEO, or alternatively, by calling the Ethics Helpline.

The Company is committed to preventing fraud. Fraud includes “any intentional or deliberate act committed to secure unfair or unlawful gain or to deprive another of property or money by guile, deceptions or other unfair means.”

Examples of situations that might involve fraud include:

•	Committing dishonest acts

•	Intentionally recording a false or misleading transaction or accounting entry

•	Manipulation of Company records

•	Forging or altering Company checks

•	Misappropriating assets of the Company, employee, customer or supplier

•	Submitting for reimbursement false or inappropriate expenditures

•	Engaging in bribery, embezzlement or money laundering

•	Using or taking Company property or funds for private use

It is possible that fraud could be committed by either employees or external parties. The Company is committed to continuously enhancing its policies and procedures to help prevent, detect and deter fraud.

H. Confidentiality, Public Communications and Trading in the Company Stock

Nonpublic information regarding the Company or its businesses, employees, customers, suppliers or consumers is confidential. Directors and employees may not purposefully access or view such information without a business justification, disclose such information, or use it for trading in securities, to tip others to trade, or for other personal gain during or after employment, except Company employees may use confidential information to perform their job duties.

Public communication by employees on behalf of the Company to the press, securities analysts, selected shareholders or similar persons or entities must have prior clearance from the President and Chief Executive Officer, and General Counsel.

The Company has developed specific trading policies which govern a director’s and employee’s trading of the Company’s securities. The Policy Regarding Insider Trading and Confidentiality is published in the Employee Handbook and generally provides that no director or employee shall buy, sell, donate, or otherwise participate in a transaction involving the Company stock while in possession of information concerning the Company which has not been released to the general public. Prior to effecting a trade of any of the Company’s securities any director or employee should review and comply with that notice.

I. Trading in the Stock of the Company Customers, Suppliers or Vendors

Customer Securities

No employee may invest in the securities of a customer of the Company if the employee participates in or is expected to participate in transactions involving, or is responsible for, extensions of credit to the customer or if the customer’s securities are publicly traded and the employee has material, nonpublic information concerning the customer at the time of the proposed investment. If the employee participates in or is responsible for decisions involving non-credit business transactions with the customer, the employee must comply with any investment policy applicable to the employee’s line of business before making an investment in the customer’s securities.

Supplier or Vendor Securities

No employee may make a material investment (for public entities a material investment means holding of more than 5% of any class of that entity’s securities and for nonpublic entities holding a sufficient number of any class of the entity’s securities or other evidence of ownership so as to exert significant influence or control over such entity) in the securities of a supplier or vendor if the employee participates, or is expected to participate in, or is responsible for decisions involving substantial or non-routine business transactions with the supplier or vendor, or if the securities are publicly traded and the employee has material, nonpublic information about the supplier or vendor at the time of the proposed transaction. If an employee has an existing investment in the securities of a supplier or vendor of the Company and such employee participates or is expected to participate in or is responsible for decisions involving substantial or non-routine business transactions with the vendor or supplier, the employee shall promptly disclose the investment to his or her immediate supervisor and shall refrain from further participation in such decisions unless expressly authorized in writing by his or her immediate supervisor and the DEO.

J. Full and Fair Disclosure

The Company is required to make full, fair, accurate, timely, and understandable disclosure in reports and documents that it files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Any employee who becomes aware of any such disclosure which does not fully meet these standards should anonymously call the Ethics Helpline or the DEO and provide specific information regarding the matter. The call will be treated confidentially.

K. Compliance

1. Each director and employee of the Company shall act on the Company’s behalf in a manner that complies with all laws, rules, and regulations under which the Company must operate. Any director or employee who becomes aware, either directly or indirectly, of another Company director’s or employee’s violation of a law involving a breach of trust must report the violation promptly to the DEO or, alternatively, by calling the Ethics Helpline.

2. If a director or employee becomes aware of or suspects embezzlement, false entries in the Company’s records, false statements to the Company’s regulators, false statements by customers (where the employee knows that the statement is false or has reason to inquire as to its falseness), or any fraud or potential fraud, or other criminal violation involving the Company, its directors, employees or customers, such director or employee must immediately contact his or her supervisor, or the DEO, or the Chief Executive Officer, or the Chairman of the Audit Committee or call the Ethics Helpline.

3. A director or employee who is convicted of a crime, including a crime involving a breach of trust or a crime classified as a felony, has entered into a pretrial diversion or similar program in connection with such offense, or who becomes subject to a suspension or removal order by a regulatory agency, must report the event to the employee’s immediate supervisor and the DEO.

L. Supervision

It is the responsibility of each supervisor to train and supervise employees so that they are able to perform their jobs in a competent manner and in conformity with the Company’s policies, including the Code of Ethics. When assigning responsibilities to an employee, it is the supervisor’s responsibility to ensure that the employee has demonstrated the capability to discharge the assigned responsibility in conformity with this Code of Ethics. It is also the supervisor’s responsibility to ensure that all employee questions concerning the operation and requirements of this Code of Ethics are fully addressed and understood by each employee. Whenever an employee violates this Code of Ethics, the adequacy of the employee’s training and supervision will be reviewed.

M. Administration

1. Whenever a disclosure, approval, or waiver is required by the Code of Ethics, employees shall promptly make a written report with a full account of the circumstances to their immediate supervisor and the DEO.

2. New employees shall either receive a printed copy or be directed to review an electronic version of the Code of Ethics as a part of their Company employee orientation.

3. All supervisors are responsible for obtaining a signed copy of this Code of Ethics from newly hired persons who report directly to such supervisor, and are also responsible, during the first week of October (the “Certification Period”) for reviewing the Code of Ethics with such persons. At the end of each Certification Period all employees must promptly complete and return a certification of compliance with this Code of Ethics in accordance with regular periodic compliance certification procedures established herein by the Company.

4. Each employee is responsible for reporting to the DEO any activity that may violate the Code, whether the activity involves the employee or another employee. The Ethics Helpline may be used as an alternative means of reporting actual or suspected Code violations. The Company will not permit any retaliation against an employee for reporting the activity, nor will the employee be subject to discipline for making the report, absent a knowingly false report.

5. The Code of Ethics is part of the Company’s personnel policies so that employees who violate the Code are subject to the disciplinary measures set forth in those policies, including termination.

6. Waivers of any provision of the Code of Ethics shall only be granted to Company directors and employees by the Company’s Audit Committee and shall be disclosed in the public filings of the Company with the SEC to the extent required.

7. Employees should feel free to contact the DEO for related communications on the Code or to seek guidance on the procedures to be followed with regard to reporting items under the Code.

8. The Company reserves the right to revise or amend this Code of Ethics at any time.

Adopted by the Board of Directors on June 9, 2009.